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                        UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, DC 20549
                                                          ---------------------
                          FORM 144                        S.E.C. USE ONLY
                                                          ---------------------
            NOTICE OF PROPOSED SALE OF SECURITIES         DOCUMENT SEQUENCE NO.

          PURSUANT TO RULE 144 UNDER THE SECURITIES       ---------------------
                          ACT OF 1933                     CUSIP NUMBER
          ATTENTION: Transmit for filing three copies
                of this form concurrently with            ---------------------
          either placing an order with a broker to        WORK LOCATION
               execute sale or executing a sale
                directly with a market maker.             ---------------------

---------------------------------------------------------------------------------------------------------
1(a) NAME OF ISSUER (Please type or print)                  (b) I.R.S. IDENT. NO.      (c) S.E.C. FILE NO.

     SYLVAN INC.                                                25-1603408                 0-18339
------------------------------------------------------------------------------------------------------------------------------------
1(d) ADDRESS OF ISSUER                   STREET           CITY           STATE             ZIP CODE             (e) TELEPHONE NO.
                                                                                                             -----------------------
                                                                                                               AREA CODE     NUMBER
     333 MAIN ST.                     P.O. BOX 249     SAXONBURG           PA                16056                724       352-7520
------------------------------------------------------------------------------------------------------------------------------------
2(a) NAME OF PERSON FOR WHOSE ACCOUNT   (b) I.R.S. IDENT NO.  (c) RELATIONSHIP     (d) ADDRESS    STREET    CITY    STATE   Zip Code
     THE SECURITIES ARE TO BE SOLD                                TO ISSUER

     DENNIS C. ZENSEN                                             OFFICER, DIRECTOR    333 MAIN ST.       SAXONBURG  PA       16056
                                                                   10% OWNER           P.O. BOX 249
------------------------------------------------------------------------------------------------------------------------------------

 INSTRUCTION: The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number
                           and the S.E.C. File Number

------------------------------------------------------------------------------------------------------------------------------
       3(a)                            (b)                                                    (c)                  (d)
   Title of the          Name and Address of Each Broker           S.E.C. USE ONLY     Number of Shares         Aggregate
     Class of         Through Whom the Securities Are to be        ---------------      or Other Units           Market
    Securities         Offered or Each Market Maker Who is          Broker-Dealer         to be Sold              Value
    to be Sold               Acquiring the Securities                File Number       (See Instr. 3(c))    (See Instr. 3(d))
------------------------------------------------------------------------------------------------------------------------------
     COMMON             LEGG MASON WOOD WALKER, INC.                                                             113,500
      STOCK             7 E. REDWOOD ST.                                                    10,000
                        BALTIMORE, MD 21203                                                                      12/28/01
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
     (e)                      (f)                    (g)
Number of Shares            Approximate            Name of Each
  or Other Units             Date of Sale            Securities
   Outstanding           (See Instr. 3(f))           Exchange
(See Instr. 3(e))         (Mo., Day, Yr.)       (See Instr. 3(g))
---------------------------------------------------------------------

   5,433,219                  12/31/01                NASDAQ
---------------------------------------------------------------------

---------------------------------------------------------------------

---------------------------------------------------------------------

INSTRUCTIONS:
   1.  (a) Name of issuer
       (b) Issuer's I.R.S. Identification Number
       (c) Issuer's S.E.C. file number, if any
       (d) Issuer's address, including zip code
       (e) Issuer's telephone number, including area code
   2. (a) Name of person for whose account the securities are to be sold
       (b) Such person's I.R.S. Identification number, if such person is an entity
       (c) Such person's relationship to the issuer (e.g., officer, director, 10 percent stockholder, or member of immediate family of any of the foregoing)
       (d) Such person's address, including zip code
   3.  (a) Title of the class of securities to be sold
       (b) Name and address of each broker through whom the securities are intended to be sold
       (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
       (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
       (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
       (f) Approximate date on which the securities are to be sold
       (g) Name of each securities exchange, if any, on which the securities are intended to be sold

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.
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                         TABLE I--SECURITIES TO BE SOLD
    Furnish the following information with respect to the acquisition of the securities to be sold and with
    respect to the payment of all or any part of the purchase price or other consideration therefor:

---------------------------------------------------------------------------------------------------------------------------------
     Title of    Date You    Nature of Acquisition    Name of Person From        Amount of          Date of     Nature of Payment
    the Class    Acquired       Transaction            Whom Acquired             Securities         Payment
                                                      (If gift, also give        Acquired
                                                      date donor acquired)
---------------------------------------------------------------------------------------------------------------------------------
     COMMON       1/03/00    OPEN MARKET PURCHASE     OPEN MARKET PURCHASE        10,000 SHARES      1/03/00         CASH
      STOCK
---------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:
 1. If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.
 2. If within two years after the acquisition of the securities the person for whose account they are to be sold had any short positions, put or other option to dispose of securities referred to in paragraph (d)(3) of Rule 144, furnish full information with respect thereto.

------------------------------------------------------------------------------------------------------------------------------------

             TABLE II--SECURITIES SOLD DURING THE PAST THREE MONTHS
     Furnish the following information as to all securities of the issuer sold during the past three
     months by the person for whose account the securities are to be sold:

------------------------------------------------------------------------------------------------------------------------------------
   Name and Address of Seller             Title of Securities Sold         Date of Sale         Amount of        Gross Proceeds
                                                                                               Securities
                                                                                                  Sold
------------------------------------------------------------------------------------------------------------------------------------
   N/A
------------------------------------------------------------------------------------------------------------------------------------
REMARKS:

INSTRUCTIONS:
 See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

                               December 31, 2001
                    ----------------------------------------
                                (DATE OF NOTICE)
ATTENTION:
 The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the issuer of the securities to be sold which has not been publicly disclosed.

                                Dennis C. Zensen
                    ----------------------------------------
                                  (SIGNATURE)

 The notice shall be signed by the person for whose account the securities are to be sold. At least one copy
  of the notice shall be manually signed. Any copies not manually signed shall bear typed or printed signatures.

 ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL
                   CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
